Exhibit 5.1

Hogan Lovells US LLP 1601 Wewatta Street Suite 900 Denver, Colorado 80202 T +1 303 899 7300 F +1 303 899 7333 www.hoganlovells.com

November 22, 2019

Board of Directors

McEwen Mining Inc.

150 King Street West, Suite 2800

Toronto, Ontario, Canada M5H 1J9

Ladies and Gentlemen:

We are acting as counsel to McEwen Mining Inc., a Colorado corporation (the “Company”), in connection with the public offering of 42,412,500 shares of the Company’s common stock, no par value per share (the “Shares”), and warrants to purchase 21,706,250 shares of common stock (the “Warrants”, and the shares of common stock underlying the Warrants, the “Warrant Shares”), pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-224476) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), the accompanying prospectus dated July 6, 2018 (the “Base Prospectus”) that forms a part thereof and the Prospectus Supplement dated November 20, 2019 (together with the Base Prospectus, the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Colorado Business Corporation Act, as amended, and the Colorado Corporations and Associations Act, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the terms “Colorado Business Corporation Act, as amended” and the “Colorado Corporations and Associations Act, as amended” include the statutory provisions contained therein, all applicable provisions of the Colorado constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)           The Shares are validly issued, fully paid and non-assessable.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Moscow Munich New York Northern Virginia Paris Perth Philadelphia Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Riyadh Shanghai FTZ Ulaanbaatar Zagreb. Business Service Centers: Johannesburg Louisville. Legal Services Center: Berlin. For more information see www.hoganlovells.com

Board of Directors McEwen Mining Inc.	- 2 -	November 22, 2019

(b)           The Warrants constitute valid and binding obligations of the Company.

(c)           Following exercise of the Warrants pursuant to their terms, receipt by the Company of the exercise price for the Warrant Shares as specified in the Warrants and issuance of the Warrant Shares thereunder, the Warrant Shares will be validly issued, fully paid and non-assessable.

The opinions expressed in paragraph (b) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Warrants are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP